Exhibit 4.13

CERTIFICATE OF CORPORATE DOMESTICATION
OF
THE GROWTH FOR GOOD ACQUISITION CORPORATION

Pursuant to Sections 103 and 388 of the General
Corporation Law of the State of Delaware

The Growth for Good Acquisition Corporation, a Cayman Islands exempted company limited by its shares (the “Corporation”), does hereby certify to the following facts relating to the domestication of the Corporation in the State of Delaware:

1.            The Corporation was originally incorporated on the 2nd day of July, 2021 under the laws of the Cayman Islands.

2.            The name of the Corporation immediately prior to the filing of this Certificate of Corporate Domestication is The Growth for Good Acquisition Corporation.

3.            The name of the Corporation as set forth in the Certificate of Incorporation is ZeroNox Holdings, Inc.

4.            The jurisdiction that constituted the seat, siege social or principal place of business or central administration of the Corporation immediately prior to the filing of this Certificate of Corporate Domestication is the Cayman Islands.

5.            The domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the Corporation and the conduct of its business or by applicable non-United States law, as appropriate.

6.            A plan of domestication has been adopted in accordance with Section 388(l) of the General Corporation Law of the State of Delaware (the “DGCL”), and all provisions of such plan of domestication have been approved in accordance with all applicable non-United States law, including any approval required under non-United States law for the authorization of the type of corporate action specified in such plan of domestication.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Corporate Domestication to be executed in its name this [●] day of [●], 2023.

THE GROWTH FOR GOOD ACQUISITION CORPORATION

By:	/s/ Yana Watson Kakar
Name:	Yana Watson Kakar
Title:	Chief Executive Officer

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